SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

LENDINGTREE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	25-1795344

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11115 Rushmore Drive Charlotte, NC	28277

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

(Title of Class)

Series A Junior Participating Preferred Stock
(rights to purchase such stock are attached to the Common Stock)

(Title of Class)

     This Amendment No. 1 (“Amendment No. 1”) amends and supplements Items 1 and 2 of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by LendingTree, Inc. (the “Company”) on January 28, 2000 (the “Original Form 8-A”) relating to the rights distributed to the stockholders of the Company in connection with the Rights Agreement, dated February 22, 2000 (as amended by Amendment No. 1 to Rights Agreement, dated September 28, 2000, the “Rights Agreement”), between the Company and Wachovia Bank, National Association, formerly known as First Union National Bank (“Agent”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended to add the following paragraphs at the end thereof:

     On May 5, 2003, USA Interactive, a Delaware corporation (“Parent”), Forest Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger.

     Immediately prior to entering into the Merger Agreement, the Company and Agent entered into an Amendment No. 2 to Rights Agreement, dated as of May 5, 2003 (“Rights Amendment No. 2”). Pursuant to Rights Amendment No. 2, subject to certain exceptions, neither Parent, Merger Sub nor any of their affiliates and associates will trigger the rights or any other consequences under the Rights Agreement by entering into the Merger Agreement or the related voting agreements with certain stockholders of the Company, by the respective stockholders and board of directors of the parties approving the Merger Agreement or by consummating the Merger. The definition of Expiration Date was also revised in Rights Amendment No. 2 so that the Rights Agreement will expire immediately prior to the effective time of the Merger.

     The preceding description of Rights Amendment No. 2 is a summary only and is qualified in its entirety by reference to Rights Amendment No. 2, which is being filed as an exhibit to this Amendment No. 1 and is incorporated herein by reference.

Item 2. Exhibits.

Item 2 is hereby amended to add the following exhibit attached hereto:

Exhibit
Number	Description of Exhibit

6	Amendment No. 2 to Rights Agreement, dated May 5, 2003, by and between LendingTree, Inc. and Wachovia Bank, National Association.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 13, 2003

LENDINGTREE, INC.

	By:	/s/ Keith B. Hall

Name: Keith B. Hall
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

6	Amendment No. 2 to Rights Agreement, dated May 5, 2003, by and between LendingTree, Inc. and Wachovia Bank, National Association.